MINING CLAIM & LEASE SALE/PURCHASE AGREEMENT

THIS MINING CLAIM & LEASE SALE/PURCHASE AGREEMENT (the "Agreement") is made effective this **Thirtieth (30th) day of January, 2012** ("Effective Date"), by and between **Robert A. Larson**, a Colorado resident, whose address is P.O. Box 85, Ouray, Colorado 81427, ("LARSON") and **American Strategic Minerals Corporation**, a Colorado corporation, whose address is 31161 Hwy 90, P.O. Box 888, Nucla, Colorado 81424 ("AMICOR"). LARSON and AMICOR may be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, LARSON is the owner of certain unpatented mining claims (the "Claims") known as the Pitchfork Claims, a list of which is attached hereto as Exhibit A; and is lessee of the surface rights (the "Lease") in, on and under a portion of the Claims under that certain Surface Lease by and between Barrett Brothers, Inc., as lessor, and LARSON, as lessee, dated the 29th day of August, 2008, a copy of which is attached hereto as Exhibit C, located in San Miguel County, Colorado (the Claims and Surface Lease may collectively be referred to herein as the "Property"):

i. Unpatented Mining Claims:
   a. PJ10 through PJ39; BLM CMC numbers 271269 through 271298; San Miguel County reception numbers 396463 through 396492.

ii. Surface Lease:
   a. Township 44 North, Range 16 West, N.M.P.M., Section 33, N½SW¼ and SE¼ (approximately 240 acres)
   b. Township 43 North, Range 16 West, N.M.P.M., Section 4, Lots I and II (approximately 80 acres)

AND WHEREAS, LARSON desires to sell and assign the Property to AMICOR and AMICOR desires to acquire all rights, title and interest in and to the Property from LARSON on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Sale and Quitclaim of Claims. LARSON hereby agrees to sell and quitclaim the Claims to AMICOR under a Quitclaim Deed in the form as attached hereto as Exhibit B, and AMICOR hereby agrees to accept said Claims with the following conditions:

a) AMICOR agrees and covenants to except, reserve, and retain for LARSON, or LARSON's successors and assigns, a 5% production royalty, as further described and defined in Exhibit B, attached hereto (the "Royalty").

b) In the event that AMICOR fails to maintain the Claims in good standing, then for a period of twenty (20) years, AMICOR agrees and covenants to except, reserve, and retain for LARSON, or LARSON's successors and assigns, the Royalty on any interests in the locatable minerals covered by the Claims acquired by AMICOR, or AMICOR's successors or assigns.

c) AMICOR agrees to indemnify and save harmless LARSON against any and all environmental liabilities associated with the Property that are caused by actions and/or inactions occurring at the Property after Closing, as defined below.

2. Sale and Assignment of Lease. LARSON hereby agrees to assign the Lease to AMICOR under and Lease Assignment in the form as attached hereto as Exhibit D, and AMICOR hereby agrees to accept said assignment, and agrees and covenants to perform all of LARSON's obligations under the Lease, including the payment of any dues under the lease, which may become due to the lessor under the Lease, pursuant to the terms and conditions contained therein.

3. Payment and Other Consideration. AMICOR shall pay to LARSON for the purchase of the Claims and assignment of the Lease, the sum of One Hundred Fifty Thousand Dollars and No/100 (US$150,000.00).

4. The Closing. The consummation of the transactions contemplated by this Agreement shall take place on the **Thirtieth (30th) day of January, 2012**, at the offices of AMICOR located in Nucla, Colorado, or at such other time, date, location or manner as the Parties may agree (the "Closing").

5. Deliveries at the Closing. At the Closing: (i) LARSON shall deliver to AMICOR an executed Quitclaim Deed of the Claims substantially in form as set forth in Exhibit B attached hereto; (ii) LARSON shall deliver to AMICOR an executed Assignment of the Lease substantially in the form as set forth in Exhibit D attached hereto; (iii) LARSON shall deliver to AMICOR all geological data and technical information in his possession that pertains to lands and minerals of the Property, and (iv) AMICOR shall deliver to LARSON good funds for the sum of One Hundred Fifty Thousand Dollars and No/100 (US$150,000.00).

6. Representations and Warranties of LARSON. LARSON represents and warrants to AMICOR that the statements contained in this Section 6 will be correct and complete at Closing:

a. Formation and Good Standing. LARSON is a Colorado resident, and is qualified to do business in states where necessary to carry out the purposes of this Agreement.

b. Authority. LARSON has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of LARSON enforceable in accordance with its terms and conditions. To the best of his knowledge, LARSON need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The

execution, delivery and performance of this Agreement, and all other agreements contemplated hereby, have been duly authorized by LARSON.

c. Other Agreements. LARSON will not breach the Lease, or any other agreement or arrangement, by entering into or performing this Agreement, and no consent is required by any party to the Lease, or any other person or entity, in connection with entering into or performing this Agreement.

d. No Prohibitions. To the knowledge of LARSON, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which LARSON is subject, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to the Property.

e. Claims Ownership. LARSON is the sole owner of the Claims, LARSON has not sold, leased, or otherwise encumbered the Claims under separate agreements with any other party, and LARSON has the full right to assign the Claims to AMICOR. To the best of LARSON's knowledge, the Claims are free and clear of all encumbrances, rights or claims of third parties; however for the purposes of this Agreement, LARSON does not represent or warrant that the mineral rights reserved by the Claims are free of any third party encumbrances.

f. Lease Ownership. To the best of LARSON's knowledge, LARSON is the sole lessee under the Lease, the sole lessee of surface mining rights in, on and under the lands included in the Surface Lease, and such lease is free and clear of all encumbrances, rights or claims of third parties, and LARSON has the full right to assign its rights under the Lease to AMICOR.

g. Title and Condition. LARSON has delivered to AMICOR a true and complete copy of the Lease; and: (i) the Lease is in full force and effect; (ii) LARSON is in full compliance with all material obligations under, and there is no actual or alleged breach of or default of, any material provision of the Lease; and (iii) LARSON has not received notice from the counterparties to the Lease of any breach.

7. Representations and Warranties of AMICOR. AMICOR hereby represents and warrants to LARSON that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing date:

a. Formation and Good Standing. AMICOR is a Colorado corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and is in good standing in those states where necessary to carry out the purposes of this Agreement.

b. Authority. AMICOR has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of AMICOR, enforceable in accordance with its terms and conditions. AMICOR need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or

governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and all other agreements contemplated hereby, have been duly authorized by AMICOR.

c. Other Agreements. AMICOR will not breach any other agreement or arrangement by entering into or performing this Agreement.

d. No Prohibitions. To the knowledge of AMICOR, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which AMICOR is subject, or any provision of AMICOR' Articles of Incorporation, Bylaws, or other governing documents, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to the Property.

8. Conditions to AMICOR's Obligations to Close. AMICOR's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

a. Representations and Warranties are True. The representations and warranties of LARSON set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing.

b. Delivery of Quitclaim Deed. LARSON shall have executed and delivered to AMICOR the executed Quitclaim Deed in the form attached hereto as Exhibit B.

c. Delivery of Assignment. LARSON shall have executed and delivered to AMICOR the executed Assignment in the form attached hereto as Exhibit D.

d. Delivery of Data. LARSON shall deliver to AMICOR all geological data and technical information in his possession that pertains to the Property.

9. Conditions to LARSON's Obligations to Close. LARSON's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

a. Representations and Warranties are True. The representations and warranties of AMICOR set forth in Section 7 above shall be true and correct in all material respects at and as of the Closing.

b. Delivery of Payment. AMICOR shall have delivered to LARSON a payment for the sum of One Hundred Fifty Thousand Dollars and No/100 ($150,000.00).

10. Termination. Either Party may terminate this Agreement if the other Party has not met any of the conditions or obligations to close as set forth in this Agreement by the Closing date, upon written notice to the Party prior to Closing. If any Party terminates this Agreement pursuant to this Section, all rights and obligations hereunder shall terminate without any liability of any Party to the other Party.

11. Confidentiality. All information provided by any Party to the other Party in furtherance of this Agreement shall be treated by the Parties as confidential until Closing and shall not be disclosed by any Party to any person, other than a director, officer, employee, agent, shareholder or professional advisor of or to such Party with a need to know for purposes connected with this Agreement. If any Party discloses confidential information to any person, as provided in this Section, such Party shall require the person to whom the disclosure is made to keep such information confidential and will be liable for any breach of confidentiality by that person. This Section does not apply to (i) information in the public domain, (ii) disclosures made by a Party in a news release or other public filing required under applicable securities laws, rules and regulations, (iii) information already known or independently developed by a Party or (iv) information as may be required to be disclosed by applicable law or court order.

12. Miscellaneous.

a. Further Assurances. From and after the Effective Date, and from time to time at the request of either Party, the other Party shall, without further consideration, execute and deliver such instruments of transfer, assignment and assumption, and take such other actions as may reasonably be necessary, to consummate the transactions provided for by this Agreement.

b. Notices. All notices, requests, demands, and other communications shall be in writing and addressed as follows and shall be deemed delivered when actually received by the receiving Party:

If to LARSON:	Robert A. Larson P.O. Box 85 Ouray, Colorado 81427
If to AMICOR:	American Strategic Minerals Corporation Attention: George Glasier, President 31161 Hwy 90, P.O. Box 888 Nucla, Colorado 81424

c. Entire Agreement. This Agreement (including all documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. This Agreement may not be modified, changed or terminated orally or in any manner other than by a written agreement executed by the Parties.

d. Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of the Parties and their respective successors and assigns.

e. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, except for conflict of laws and insofar as it may become necessary to comply with federal statutes, rules or regulations. The parties consent to jurisdiction and venue within Montrose County, Colorado with respect to any dispute arising or related to this Agreement.

f. No Implied Covenants. The Parties agree that no implied covenants or conditions whatsoever shall be read into this Agreement relating to the assignment of the Lease.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The Parties intend that facsimile signatures or signatures in an electronic image file constitute original signatures and that a facsimile or electronic image file containing the signatures of the Parties is binding on the Parties.

h. Expenses. Except as expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

i. Authority of Signers. The individuals signing this Agreement on behalf of the Parties represent that they have the required authority to execute this Agreement and no other signatures are necessary.

j. Attorneys' fees. If either Party brings suit to enforce or interpret this Agreement, or any document, instrument or agreement delivered pursuant to this Agreement, or with respect to any other issue related to this Agreement, the prevailing Party shall be entitled to recover from the other Party the prevailing Party's reasonable attorneys' fees and costs, including expert witness fees, incurred in any such action or in any appeal from such action, in addition to any other relief to which the prevailing Party is entitled.

IN WITNESS WHEREOF, LARSON and AMICOR have executed this Agreement to be effective as of the date first set above.

Robert A. Larson, a Colorado resident	American Strategic Minerals Corporation, a Colorado corporation
______________________________ Robert A. Larson	______________________________ George Glasier, President